CERTIFICATE OF AMENDMENT OF

ARTICLES OF INCORPORATION OF

NATUROL, INC.

        The undersigned President and Secretary of NATUROL, INC. does hereby certify:

        That the Board of Directors of said Corporation, at a meeting duly convened and held on the 27th day of August, 2003, adopted a resolution to amend the Articles of Incorporation as follows:

1.     Article I is amended to read as follows:

        The exact name of this corporation is:

INTEGRATED ENVIRONMENTAL TECHNOLOGIES LTD.

        The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 48,400,000; that the said change and amendment has been consented to and approved by unanimous consent of the stockholders holding 48,400,000 shares of stock outstanding and entitled to vote on August 27, 2003, which is sufficient to approve the Amendment.

DATED: March 17, 2003                                     /S/William E. Prince

                                                                              WILLIAM E PRINCE, President

                                                                             /S/William E. Prince

                                                                             WILLIAM E. PRINCE, Secretary

STATE OF NEVADA      )

                                         ) SS:

COUNTY OF CLARK     )

        On August 27, 2003, personally appeared before me, a Notary Public, William E. Prince, who acknowledged that he executed the above instrument as President and Secretary of Naturol, Inc.

                                                                            /S/Debra K. Amigone

                                                                            NOTARY PUBLIC